FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 2nd day of May, 2012, by and between BROWN ADVISORY FUNDS, a Delaware statutory trust (the “Trust”) acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Trust desires to retain USBFS to provide accounting services to each series of the Trust.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

The Trust hereby appoints USBFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to the Fund:

A.   Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)
For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.   Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Trust.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Trust.

(4)	Provide expense accrual and payment reporting.

C.   Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Trust.

(3)
Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Trust, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.

D.   Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.   Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(4)
Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights

A.
The valuation information and evaluations being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”).  The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  The Trust’s right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
USBFS may stop supplying some or all Data to the Trust if USBFS’s suppliers terminate any agreement to provide Data to USBFS.  Also, USBFS may stop supplying some or all Data to the Trust if USBFS reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’s suppliers demand that the Data be withheld from the Trust.  USBFS will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.
For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

8.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefor.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Notification of Error

The Trust will notify USBFS of any discrepancy between USBFS and the Trust, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.
The Trust, on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

14.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

15.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

16.	Early Termination

.In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay all fees associated with converting services to a successor service provider.

17.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

18.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

19.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Trust shall be sent to:

Brown Advisory Funds
901 South Bond St., Suite 400
Baltimore, Maryland 21231

24.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROWN ADVISORY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ David M. Churchill	By: /s/ Michael R. McVoy

Name: David M. Churchill	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit A
to the
Fund Accounting Servicing Agreement - Fee Schedule – Brown

BROWN ADVISORY FUNDS
Fees at JULY 1, 2012 through JUNE 30, 2015

Fees on Complex Assets, includes PFO, Secretary Responsibilities

Fund Administration, Fund Accounting, Transfer Agent Services
Annual Fees for the Brown Advisory Funds Complex

[  ]  basis points on the first $[  ]   million in assets
[  ]  basis points on the next $[  ]   million in assets
[  ]  basis points on the next $[  ]   billion
[  ]  basis points on the next $[  ]   billion
[  ]  basis points on all assets over $[  ]  billion

Subject to annual minimums of $[  ]  per fund for all funds with [  ]   share classes and $[  ]  per fund for all funds with less than [  ]   share classes.  The total minimum fee amount is applied in aggregate to the entire fund complex.

Legal Admin Project Below - (for project in Mid 2012, any additional projects quoted separately). USBFS Legal Administration will perform some of the duties below.

Trust creation, including drafting of Trust instruments, filing of N-8A, drafting and filing of registration statement on Form N-1A for shell Funds for the existing Brown Funds in PMP, taking SEC comments, finalizing shell Fund registration statement (all subject to review by Trust Counsel, chosen by Brown) - $[  ]

Drafting of PRE 14A Proxy Statement for the reorganization, filing with SEC, taking SEC comments, finalizing DEF 14A filing (all subject to review by Trust Counsel) - $[  ]

Drafting of Organizational Board Meeting materials (agenda, memos, resolutions, Trust policies, etc.) with the assistance of Fund Admin.  Facilitation of Organizational Board Meeting - $[  ]

CCO Support Charges
$[  ]  /year Transfer Agent
$[  ]  /year Fund Accounting
$[  ]  /year Fund Administration

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – FAN Web shareholder e-commerce, Vision intermediary e-commerce, FAN Mail electronic data delivery, literature fulfillment, lead conversion reporting, 12b-1 aging, Short-Term Trader reporting, electronic board communications, E-statements/compliance services, 22c-2 tracking.

Additional Out-Of-Pocket Expenses – Including but not limited to telephone toll-free lines, Audit. legal, insurance, print/mail, postage, stationery, envelopes, 15c reporting, programming, service/data conversion, record retention, microfilm, microfiche, proxies, proxy services, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, travel to required board meeting.

Exhibit A (continued) to the
Fund Accounting Servicing Agreement - Fee Schedule – Brown

Pricing Services**
▪  $[  ] - Domestic Equities, Options, ADRs
▪  $[  ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency
                   Rates
▪  $[  ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪  $[  ] - Bank Loans
▪  $[  ] - Credit Default Swaps
▪  $[  ] - Swaptions, Index Swaps
▪  $[  ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $[  ] /Foreign Equity Security per Month for Corporate Action Service
▪  $[  ] /Domestic Equity Security per Month for Corporate Action Service
▪  $[  ]  /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)*
▪  $[  ] on the First [  ]   Securities
▪  $[  ] on the Balance of Securities

**Per security per fund per pricing day.

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Exhibit A (continued) to the
Fund Accounting Servicing Agreement - Fee Schedule – Brown

INTERNET SERVICES

VISION MUTUAL FUND GATEWAY – Permits broker/dealers, financial planners, and RIAs to us a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

Inquiry Only
• Inquiry - $[  ] per event
• Per broker ID - $[  ] per month per ID
Transaction Processing
• Implementation - $[  ] per management company
• Transaction – purchase, redeem, exchange, literature order - $[  ] per event
• New Account Set-up – may contain multiple fund/accounts - $[  ] per event
• Monthly Minimum Charge - $[  ] per month

FAN WEB – Shareholder internet access to account information and transaction capabilities through a transparent link at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
1. FAN Web Select “Hybrid” (Fund Groups under [  ] open accounts) – Standard Web services
• Implementation - $[  ] per fund group – includes up to [  ]   hours of technical/BSA support
• Annual Base Fee - $[  ] per year (annual base fee increases to $[  ] per year when the fund group exceeds [  ] open accounts)
    2. Customization - $[ ] per hour
    3. Activity (Session) Fees:
• Inquiry - $[  ] per event
• Account Maintenance - $[  ] per event
• Transaction – financial transactions, reorder statements, etc. - $[  ] per event
• New Account Set-up - $[  ] per event (Typically not available with FAN Web Select, but Winslow Green Growth and Brown Advisory Funds are using a Hybrid of FAN Web Select.)
• Strong Authentication:
            $[  ] /month per active FAN Web ID (Any ID that has had activity within the [  ] -day period prior to the billing cycle)

   FAN Web Mobile
   Access to account information and transaction capabilities through mobile internet devices.  Shareholders can access portfolio summary, account balances, account history, and conduct financial transaction requests such as purchases, redemptions, and exchanges.

   Initial Implementation Site Setup Fee - $[  ]
   Monthly Base Fee - $[  ]
   Transaction Fees:
- Inquiry - $[  ] /event
- Maintenance - $[  ] /event
- Transaction - $[  ] /event
- New Account Establishment Setup - $[  ] /event

Exhibit A (continued) to the
Fund Accounting Servicing Agreement - Fee Schedule – Brown

FAN MAIL – Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

Base Fee – file generation and delivery - $[  ]  per year
Per Record Charge
• Rep/Branch/ID - $[  ]
• Dealer - $[  ]
• Price Files - $[  ]

Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪ Report Source
-  Setup: No Charge (Includes access to Fund Source), Standard Fee is $[  ]
-  Service: No Charge /user per month, Standard Fee is $[  ] /user/month
▪ BDS – Statement Storage & Retrieval
-  Setup: $[  ]   /user
-  Service: $[  ]   /user per month
▪ Ad Hoc/ PowerSelect File Development
- Setup: $[  ] /request (Includes up to [  ]   hours of programming. If beyond, additional time will be $[  ]   / hour consultation and development.)
- Service: $[  ]   /file per month
▪ Custom Electronic File Exchange (DDS delivery of standard TIP files) [  ] one time setup fee
- $[  ]   /file per month maintenance fee
▪ Mail File (DDS mailbox in which clients can pull information): $[  ]   /file setup
▪ TIP File Setup
- Setup & Delivery of Standard TIP Files: $[  ] /request (Unlimited files per request)
- Custom TIP File Development: $[  ]   /request (Includes up to [  ]   hours of programming. If beyond, additional time will be $[  ]   /hour consultation and development.)

Exhibit A (continued) - Fund Accounting Servicing Agreement - Fee Schedule – Brown

INFORMA ELECTRONIC SHAREHOLDER STATEMENT SERVICES FEE SCHEDULE at July 1, 2012 through June 30, 2015
Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access - $[  ] /statement
▪ Document Consent Processing, Suppression, and Notification - $[  ] /suppressed statement
▪ Development & Implementation of Electronic Confirm Statements - $[  ] initial setup fee
Note: Quarterly minimum fee of $[  ] .
Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access - $[  ] /statement
▪ Document Consent Processing, Suppression, and Notification - $[  ] /suppressed statement
▪ Development & Implementation of Electronic Investor Statements - $[  ]   ($[  ] is the std. initial setup fee)
Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access - $[  ] /statement
▪ Document Consent Processing, Suppression, and Notification - $[  ] /suppressed statement
▪ Development & Implementation of Electronic Tax Statements - $[  ]   ($[  ] is the std initial setup fee)
Electronic Compliance Presentation
eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.
▪ Document Loading, Storage, and Access
▪ Document Consent Processing, Suppression, and Notification - $[  ] /suppressed statement
▪ Development & Implementation of Electronic Compliance Documents - $[  ] initial setup fee
Note: Annual compliance minimum fee of $[  ] .
FAN Web Transaction Fees
▪ View Consent Enrollment - $[  ] /transaction
▪ Consent Enrollment - $[  ] /transaction
▪ View Statements - $[  ] /view

Notes:
All pricing based upon contractual three-year term.  Proposal is rough estimate based upon client request.  Rates subject to change once formal business requirements are received and reviewed.  Estimate is valid for [  ]   days based on the following conditions:
▪ Document Loading, Storage and Access - Statements presented as PDF documents.  Includes data preparation for web-based presentment, document loading, hot storage for [  ]   years ([  ] ) on primary DASD and WORM-media and unlimited access.  Statements will be loaded for all accounts, regardless of consent.
▪ Document Consent Processing, Suppression & Notification – On-line consent registration, paper suppression, processing, quality control and email notification of document availability to an ISP address. Suppression and Notification volume will be determined by customer consent. Email notification of document availability to an ISP address. Notification volume will be determined by customer consent.
▪ Document Setup & Development Fees-- Includes gathering business requirements and creation of functional specification document with record types II, AS, and AT, utilizing a DST OUTPUT MIMS data feed.  Applies to major classes of documents (e.g. daily confirm, investor, and tax documents) and significantly different documents within a class (e.g. a high net worth statement).  Document setup fees will be determined upon requirements gathering and defining project scope.
▪ Consent options will be reflected on TA2000; Email tracking and reporting on TA2000 Electronic Media reports
▪ Standard Development Fee- Fee assessed for any additional programming outside of the initial implementation scope or any additional post-production enhancements. $[  ] per hour.

Exhibit A (continued) - Fund Accounting Servicing Agreement - Fee Schedule – Brown
TRANSFER AGENT & SHAREHOLDER SERVICES
SUPPLEMENTAL SERVICES - FEE SCHEDULE

Transfer Agent Training Services
▪  On-site at USBFS - $[  ] /day
▪  At client location - $[  ] /day plus travel and out-of-pocket expenses if required
Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades.  Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.
▪  [  ]   days or less: $[  ] /open account
▪  [  ] -[  ] days: $[  ] /open account
▪  [  ] -[  ]   days: $[  ] /open account
▪  [  ]   days –[  ] year: $[  ] /open account
▪  [  ] year – [  ]   years: $[  ] /open account

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts based upon an average cost single category basis calculation.
▪  $1.00 /direct open account per year
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪  $[  ]   setup /fund group of [  ] -[  ]   funds, $[  ] setup /fund group of over [  ]   funds
▪  $[  ] /account per year
12b-1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $[  ] per open account per year.
Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪  $[  ] setup /fund group
▪  $[  ]   /month administration
▪  $[  ] /received email correspondence
Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.
▪  $[  ] /fund group per month
Shareholder Performance Statements – We have a variety of features available for providing account or portfolio level performance information on investor statements.  Actual costs will depend upon specific client requirements.
▪  Setup - $[  ] /fund group
▪  Annual Fee - $[  ] /open and closed account

Literature Fulfillment Services*
▪  Account Management
−  $[  ]   /month (account management, lead reporting and database administration)
▪  Out-of-Pocket Expenses
−  Included but not limited to kit and order processing expenses, postage, and printing.
▪  Inbound Teleservicing Only
−  Account Management - $[  ]  /month
−  Call Servicing - $[  ]  /minute
▪  Lead Conversion Reporting (Closed Loop)
−  Account Management- $[  ]   /month
−  Database Installation, Setup -$[  ]  /fund group
−  Specialized Programming - (Separate Quote)*
*Fees exclude postage and printing charges.

Exhibit A (continued) - Fund Accounting Servicing Agreement - Fee Schedule – Brown

FAF Money Market Fund Service Organizations
▪  $[  ] /money market share class per year
▪  Out-of-pocket expenses (see Transfer Agent Fee Schedule)

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪  $[  ] /qualified plan account or Coverdell ESA account (Cap at $[  ] /SSN)
▪  $[  ] /transfer to successor trustee
▪  $[  ] /participant distribution (Excluding SWPs)
▪  $[  ] /refund of excess contribution
▪  $[  ] /reconversion/recharacterization
Additional Shareholder Paid Fees

▪  $[  ] /outgoing wire transfer or overnight delivery
▪  $[  ] /telephone exchange
▪  $[  ] /return check or ACH or stop payment
▪  $[  ] /research request per account (Cap at $[  ] /request) (This fee applies to requests for statements older than the prior year)

Same Day Cash Management
▪  Setup: $[  ] (Access via Internet VPN)
▪  Service: $[  ] /user per month

Real Time Cash Flow
▪  Implementation (one time charge) & Recurring Charges (monthly)
-  [  ]   Users – $[  ]
-  [  ] Users – $[  ]
-  [  ]   Users – $[  ]
-  [  ]   Users – $[  ]
-  [  ]   Users – $[  ]
-  [  ]  Users – $[  ]
▪  Training
▪  WebEx - $[  ]   /user
▪  On Site at USBFS - $[  ]  /day
▪  At Client Location - $[  ]  /day plus travel and out-of-pocket expenses if required
▪  Real Time Data Feeds
-  Implementation (per feed) - $[  ]  /hour ([  ]   hour estimate)
-  Recurring (per feed) - $[  ]   /month

CUSIP Setup -
▪  Subsequent CUSIP Setup - $[  ] /CUSIP
▪  Expedited CUSIP Setup - $[  ] /CUSIP (Less than [  ] days)

CTI Reporting – Integrated custom detailed call reporting)
▪  $[  ]  /monthly report